UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): April 30, 2010
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware	1-11397	33-0628076
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer
incorporation or organization)		Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
1. Membership Interest Purchase Agreement, dated as of May 3, 2010 relating to Aton Pharma, Inc.
     On May 3, 2010, Valeant Pharmaceuticals International ( “Valeant”) announced that it had entered into a Membership Interest Purchase Agreement dated as of May 3, 2010 (the “Interest Purchase Agreement”) with Princeton Pharma Holdings LLC, a Delaware limited liability company (the “Company”), and certain members of the Company, pursuant to which Valeant will acquire all of the issued and outstanding equity interests of the Company, the wholly owned operating subsidiary of which is Aton Pharma, Inc.
     Pursuant to the terms of the Interest Purchase Agreement, Valeant has agreed to pay to the members of the Company an aggregate amount of $318 million in cash, subject to certain adjustments relating to the amount of cash, indebtedness and working capital of the Company at the closing of the transaction and subject to the terms and conditions of the Interest Purchase Agreement. Additionally, Valeant has agreed to pay the members of the Company future milestone payments, predominantly upon the achievement of approval and commercial targets for certain pipeline products still in development.
     The Interest Purchase Agreement contains customary representations and warranties of the parties which generally survive the closing for 18 months. $32 million of the purchase price will be delivered into an indemnification escrow and will be available to compensate Valeant for damages in the event of breaches of representations and warranties and for other indemnification obligations of the members of the Company. Under certain circumstances set forth in the Interest Purchase Agreement, future milestone payments may be offset to compensate Valeant for damages in the event of breaches of representations and warranties and for other indemnification obligations of the members of the Company.
     The transaction was approved by the boards of directors of both companies. The consummation of the transactions contemplated by the Interest Purchase Agreement is subject to regulatory review, the expiration or early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the satisfaction or waiver of other customary closing conditions. The transaction is expected to close in the end of the second quarter or the third quarter of 2010.
2. Purchase and Sale Agreement, dated as of April 30, 2010 relating to share repurchase
     On April 30, 2010, Valeant entered into a Purchase and Sales Agreement with ValueAct Capital Master Fund, L.P. (“ValueAct”) to purchased 2,637,545 shares of Valeant’s common stock held by ValueAct at a price of $40.4116 per share. The transaction closed on April 30, 2010.
     The description set forth above is qualified in its entirety by the purchase and sale agreement filed herewith as Exhibit 99.1. The schedules to Exhibit 99.1 attached hereto have been omitted. Valeant hereby agrees to furnish supplementally a copy of any omitted schedule the exhibit attached hereto to the Securities and Exchange Commission upon its request.
Item 2.02 Results of Operations and Financial Condition
     On May 3, 2010, Valeant issued a press release announcing results of operations for the quarter ended March 31, 2010 and certain other financial information as of and for the quarter ended March 31, 2010. A copy of the press release is attached as Exhibit 99.2 to this report and is incorporated herein by this reference.
     The information in this Item 2.02, including Exhibit 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 and Exhibit 99.2 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Purchase and Sale Agreement between the Registrant and ValueAct Capital Master Fund, L.P., dated as of April 30, 2010.

99.2	Press release dated May 3, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: May 3, 2010	By:	/s/ Peter J. Blott
Peter J. Blott
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS
99.1	Purchase and Sale Agreement between the Registrant and ValueAct Capital Master Fund, L.P., dated as of April 30, 2010.

99.2	Press release dated May 3, 2010.